EXHIBIT 23.01

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-93580, 333-34460, 333-57176, 333-76750, 333-87934, 333-102937, 333-106953, 333-108825 and 333-115706) and in the related Prospectus and the Registration Statements (Form S-8 Nos. 33-79222, 333-27671, 333-46949, 333-84317, 333-52298, 333-74092, 333-85856, 333-87016, 333-105555 and 333-117671) of Martek Biosciences Corporation of our report dated December  9, 2004, except for the last paragraph of Note 16, as to which the date is January 4, 2005, with respect to the consolidated financial statements and schedule of Martek Biosciences Corporation included in its Annual Report (Form  10-K) for the year ended October 31, 2004.

/s/ Ernst & Young LLP

McLean, Virginia

January 12, 2005